Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett/ Jennifer Belodeau	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT WINS BANKRUPTCY COURT’S FINAL APPROVAL FOR
$2.9 MILLION IN DIP FINANCING & APPROVAL OF OTHER PENDING
MOTIONS
- Approval supports the company’s ongoing business and sales process -
ATLANTA, GA.—(PRIME NEWSWIRE)—August 19, 2008—MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILLQ.PK), a leader in healthcare technology and transaction services, today announced that it won final approval from the United States Bankruptcy Court in its chapter 11 case in Delaware for its $2.9 million debtor-in-possession financing facility from its senior lender Laurus Master Fund. The Court also approved a variety of other pending motions designed by the Company to maximize its economic performance and the prospects for competitive bidding at the auction scheduled for September 8, 2008, and enhance the prospects of selling the business as a going concern. These rulings continue a string of court victories for the Company as it continues along its reorganization path toward a September auction while continuing its normal operations for customers.
“We are especially pleased that our business and sales process remain on track,” said Peter Fleming, MedAvant’s interim Chief Executive Officer. The Company’s principal bankruptcy counsel, Michael P. Richman of Foley & Lardner LLP told the Court that a number of potential bidders were conducting active diligence and that the Company had high hopes of competitive bidding at the September 8 auction. Richman also told the Court that the Company was achieving revenues better than expected and projected.
The financing approved today by the Court assures that the Company can continue to operate in the ordinary course of business during its chapter 11 case. As previously announced, an auction for the Company will take place on September 8, 2008 at the Wilmington, Delaware offices of the Company’s Delaware bankruptcy counsel, Young, Conaway, Stargatt & Taylor, beginning at 10 a.m. Under the schedule approved on August 6, 2008 by the Court, any bids from competing bidders will have to be submitted first in writing on or before September 5, 2008. The Company filed for chapter 11 protection on July 23 in order to address its debt burdens through a sale and restructuring process.

The Company is represented in the bankruptcy case by Michael P. Richman of Foley & Lardner LLP and Michael Nestor of Young, Conaway, Stargatt & Taylor.
About MedAvant Healthcare Solutions
MedAvant is a national connectivity network that connects payers with providers in a real-time environment for the purpose of transparently messaging administrative, financial and clinical information in order to lower total administrative costs, improve payer, provider and member relationships, and to ultimately improve clinical outcomes.
For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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